Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact: Mark A. Roberts Executive Vice President & CFO (413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FOURTH QUARTER RESULTS; ANNOUNCES

DIVIDEND OF $0.11 PER SHARE

WEST SPRINGFIELD, MA – January 23, 2014- United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $4.0 million, or $0.20 per diluted share, for the fourth quarter of 2013 compared to net loss of $4.7 million, or $0.28 per diluted share, for the corresponding period in 2012. Excluding merger-related expenses of $598,000 ($449,000 net of tax benefit) resulting from the Company’s agreement to merge with Rockville Financial, Inc. and gains from sales of securities totaling $277,000 ($164,000 net of tax expense), net income would have been $4.3 million, or $0.21 per diluted share, for the fourth quarter of 2013. Excluding an ESOP plan termination expense of $4.5 million, merger-related expenses totaling $4.0 million associated with the Company’s acquisition of New England Bancshares, Inc., an FHLB advance prepayment fee of $207,000 and a tax benefit of $465,000 related to these one-time items, net income would have been $3.5 million, or $0.20 per diluted share, for the fourth quarter of 2012.

For the year ended December 31, 2013, net income was $17.4 million, or $0.87 per diluted share, compared to net income of $3.6 million, or $0.24 per diluted share, for 2012. Excluding branch closing costs totaling $987,000 ($584,000 net of tax benefit), merger-related expenses of $879,000 ($718,000 net of tax benefit), net gains from sales of securities totaling $227,000 ($134,000 net of tax expense) and a $206,000 gain related to an investment in a venture capital fund accounted for on a cash basis ($122,000 net of tax expense), net income would have been $18.4 million, or $0.92 per diluted share, for the year ended December 31, 2013. Excluding merger-related expenses of $5.0 million, the ESOP plan termination expense of $4.5 million, the $207,000 FHLB prepayment penalty, impairment charges on securities of $202,000 and a tax benefit of $660,000 related to these one-time items, net income would have been $12.8 million, or $0.83 per diluted share for the year ended December 31, 2012.

The Company also announced a quarterly cash dividend of $0.11 per share, payable on March 3, 2014 to shareholders of record as of February 7, 2014. Based upon the closing share price of $19.30 as of January 22, 2014 and the annualized dividend of $0.44, the dividend yield on the Company’s common stock is 2.28%.

Financial Highlights:

•	Total loans increased by $65.8 million, or 4%, to $1.88 billion at December 31, 2013 from $1.82 billion at December 31, 2012, primarily due to growth of $47.9 million, or 6%, in commercial mortgages, $24.7 million, or 6%, in residential mortgages and $10.0 million, or 19%, in construction loans. These items were partially offset by a $13.1 million, or 4%, decrease in commercial loans.

•	Credit quality remained strong, as demonstrated by the non-performing loans to total loans ratio of 0.87% at December 31, 2013 and a net charge-offs to average loans ratio of 0.15% for the year ended December 31, 2013.

•	Core deposits increased by $71.7 million, or 6%, to $1.21 billion at December 31, 2013 from $1.14 billion at December 31, 2012.

•	Tangible book value per share was $13.03 at December 31, 2013. The Company repurchased 489,351 shares of its common stock at an average price of $14.88 per share during 2013. At December 31, 2013, the Company had approximately 1.2 million shares authorized for future repurchases under current plans.

“Our integration efforts with Rockville Bank are going quite well. The registration statement and regulatory applications have both been filed and our teams are working together to ensure a smooth and timely integration later this year. We are working toward a closing in the second quarter pending regulatory and shareholder approval. I look forward to sharing more news as the merger progresses,” commented Richard B. Collins, President and Chief Executive Officer.

Earnings Summary

•	Net interest income increased $3.1 million, or 19%, to $19.4 million for the fourth quarter of 2013 as a result of an increase in average interest-earning assets partially offset by a reduction in the net interest margin. Total average interest-earning assets increased $405.8 million, or 21%, to $2.30 billion for the fourth quarter of 2013 driven by the acquisition of New England Bank in the fourth quarter of 2012 and solid organic loan growth. The net interest margin declined 6 basis points to 3.37% for the three months ended December 31, 2013 compared to the same period last year reflecting a decrease in spreads in response to the competitive interest rate environment.

•	Provision for loan losses increased by $436,000, or 63%, to $1.1 million for the three months ended December 31, 2013 mainly due to higher levels of charge-offs and classified loan reserves.

•	Non-interest income increased $270,000, or 9%, to $3.2 million for the three months ended December 31, 2013 due to growth in other income, wealth management income and deposit service charges. Other income increased by $162,000, or 56%, reflecting higher loan prepayment penalties and increased credit enhancement fees related to residential loans sold to the Federal Home Loan Bank of Boston. Wealth management income grew by $129,000, or 56%, primarily attributable to growth in assets under management. Fee income on depositors’ accounts increased $95,000, or 6%, driven by a larger deposit base related to the New England Bank acquisition, offset to a large extent by the negative impact of new regulations, including the Durbin Amendment, on debit card fee income. These items were offset in part by a reduction of $187,000 in gains from loan sales as the company did not sell any loans in the fourth quarter of 2013.

•	Non-interest expense decreased $6.3 million, or 28%, to $16.0 million in the fourth quarter of 2013. Excluding merger-related expenses totaling $598,000 for the fourth quarter of 2013 and $4.0 million for the same period in 2012, as well as the ESOP plan termination expense of $4.5 million recognized in the fourth quarter of 2012, non-interest expense would have increased by $1.6 million, or 11%, as compared to the same period one year ago primarily reflecting costs to operate, expand and promote our new Connecticut franchise, annual wage increases and higher expenses related to loan workout and collection activities and an increase in tax credit funds expenses.

Balance Sheet Activity:

•	Total assets increased $79.5 million, or 3%, to $2.48 billion at December 31, 2013 from $2.40 billion at December 31, 2012 reflecting growth in loans and interest-bearing cash balances.

•	Total loans increased $65.8 million, or 4%, to $1.88 billion at December 31, 2013 due to growth in commercial mortgages ($47.9 million), residential mortgages ($24.7 million) and construction loans ($10.0 million) as a result of successful business development efforts and competitive products and pricing. These items were partially reduced by runoff in the commercial and consumer segments.

•	Cash and cash equivalents increased $16.6 million, or 54%, to $47.2 million at December 31, 2013 due to a temporary increase in interest-earning balances held at the Federal Reserve Bank of Boston.

•	Total deposits increased $98.3 million, or 5%, to $1.95 billion at December 31, 2013 reflecting growth of $71.7 million, or 6%, in core account balances and an increase of $26.6 million, or 4%, in certificates of deposit. The growth in core deposit account balances was driven by sales and marketing initiatives, competitive products and pricing and a focus on providing excellent customer service. Core deposit balances were $1.21 billion, or 62% of total deposits, at December 31, 2013.

•	Short-term borrowings decreased $17.7 million, or 22%, to $61.6 million at December 31, 2013 and long term-debt increased by $8.3 million, or 6%, to $142.3 million at December 31, 2013 as the Bank elected to extend the term of certain short-term FHLB advances.

Credit Quality:

•	Non-performing assets totaled $18.9 million, or 0.76% of total assets, at December 31, 2013 compared to $17.3 million, or 0.72% of total assets, at December 31, 2012. The $1.6 million increase in non-performing assets reflects additional loans placed on non-accrual.

•	The ratio of the allowance for loan losses to total loans was 0.71% at December 31, 2013 as compared to 0.67% at December 31, 2012. Excluding the aggregate impact of acquired loans totaling $528.6 million at December 31, 2013 and $664.6 million at December 31, 2012, the ratio of the allowance for loan losses to total loans would have been 0.99% at December 31, 2013 and 1.05% at December 31, 2012. Net charge-offs totaled $2.8 million, or 0.15% of average loans outstanding for the year ended December 31, 2013, as compared to net charge-offs of $1.1 million, or 0.11% of average loans outstanding for the same period in 2012.

Capital and Liquidity:

•	At December 31, 2013, the Company remained well capitalized with a tangible equity-to-tangible assets ratio of 10.58% and an equity-to-assets ratio of 12.20%.

•

At December 31, 2013, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.48 billion as of December 31, 2013. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONFERENCE CALL:

United Financial Bancorp, Inc. will host a conference call at 10:30 a.m. Eastern time on Friday, January 24, 2014 to discuss the results for the quarter and the full year 2013. Participants should dial-in to the call a few minutes before it begins.

Audio:

Dial in number: 1-888-317-6016

Replay:

Dial in number: 1-877-344-7529

Conference number: 10039268

A telephone replay of the call will be available one hour after the end of the conference call through February 24, 2014 at 9:00 a.m. EDT.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(Dollars in thousands, except per share amounts)

	December 31,	December 31,	Dec. 2013 vs. Dec.2012
	2013	2012	$ Change	% Change
Assets
Cash and cash equivalents	$47,241	$30,679	$16,562	53.98%
Investment securities	375,814	377,308	(1,494)	(0.40)%
Loans held for sale	—	632	(632)	(100.00)%
Loans:
Residential mortgages	466,604	441,874	24,730	5.60%
Commercial mortgages	862,596	814,692	47,904	5.88%
Construction loans	62,811	52,778	10,033	19.01%
Commercial loans	293,094	306,192	(13,098)	(4.28)%
Home equity loans	179,502	179,039	463	0.26%
Consumer loans	17,232	21,501	(4,269)	(19.85)%

Total loans	1,881,839	1,816,076	65,763	3.62%
Net deferred loan costs and fees	2,640	3,414	(774)	(22.67)%
Allowance for loan losses	(13,413)	(12,089)	(1,324)	10.95%

Loans, net	1,871,066	1,807,401	63,665	3.52%
Federal Home Loan Bank of Boston stock, at cost	17,334	18,554	(1,220)	(6.58)%
Other real estate owned	2,451	2,578	(127)	(4.93)%
Deferred tax asset, net	14,961	20,178	(5,217)	(25.85)%
Premises and equipment, net	25,586	25,064	522	2.08%
Bank-owned life insurance	54,583	52,876	1,707	3.23%
Goodwill	40,992	39,852	1,140	2.86%
Other intangible assets	4,037	4,514	(477)	(10.57)%
Other assets	27,778	22,667	5,111	22.55%

Total assets	$2,481,843	$2,402,303	$79,540	3.31%

Liabilities and Stockholders’ Equity
Deposits:
Demand	$342,000	$307,302	$34,698	11.29%
NOW	92,696	87,983	4,713	5.36%
Savings	342,605	350,188	(7,583)	(2.17)%
Money market	435,171	395,293	39,878	10.09%
Certificates of deposit	734,012	707,409	26,603	3.76%

Total deposits	1,946,484	1,848,175	98,309	5.32%
Short-term borrowings	61,555	79,229	(17,674)	(22.31)%
Long-term debt	142,252	133,969	8,283	6.18%
Subordinated debentures	5,959	9,630	(3,671)	(38.12)%
Escrow funds held for borrowers	4,856	4,315	541	12.54%
Capitalized lease obligations	4,539	4,711	(172)	(3.65)%
Accrued expenses and other liabilities	13,419	15,085	(1,666)	(11.04)%

Total liabilities	2,179,064	2,095,114	83,950	4.01%
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 24,266,428 at December 31, 2013 and December 31, 2012	243	243	—	0.00%
Additional paid-in capital	271,643	272,822	(1,179)	(0.43)%
Retained earnings	96,059	87,153	8,906	10.22%
Accumulated other comprehensive income, net of taxes	(1,091)	5,401	(6,492)	(120.20)%
Treasury stock, at cost (4,486,750 shares at December 31, 2013 and 4,114,310 shares at December 31, 2012	(64,075)	(58,430)	(5,645)	9.66%

Total stockholders’ equity	302,779	307,189	(4,410)	(1.44)%

Total liabilities and stockholders’ equity	$2,481,843	$2,402,303	$79,540	3.31%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF NET INCOME (unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	December 31,	September 30,	December 31,	Dec. 2013 vs Sep. 2013		Dec. 2013 vs. Dec. 2012
	2013	2013	2012	$ Change	% Change	$ Change	% Change
Interest and dividend income:
Loans	$20,716	$20,974	$17,651	$(258)	(1.23)%	$3,065	17.36%
Investments	2,381	2,226	2,373	155	6.96%	8	0.34%
Other interest-earning assets	34	26	107	8	30.77%	(73)	(68.22)%

Total interest and dividend income	23,131	23,226	20,131	(95)	(0.41)%	3,000	14.90%

Interest expense:
Deposits	2,844	2,898	2,671	(54)	(1.86)%	173	6.48%
Borrowings	935	982	1,225	(47)	(4.79)%	(290)	(23.67)%

Total interest expense	3,779	3,880	3,896	(101)	(2.60)%	(117)	(3.00)%

Net interest income before provision for loan losses	19,352	19,346	16,235	6	0.03%	3,117	19.20%
Provision for loan losses	1,125	1,125	689	—	0.00%	436	63.28%

Net interest income after provision for loan losses	18,227	18,221	15,546	6	0.03%	2,681	17.25%

Non-interest income:
Fee income on depositors’ accounts	1,628	1,633	1,533	(5)	(0.31)%	95	6.20%
Wealth management income	360	269	231	91	33.83%	129	55.84%
Income from bank-owned life insurance	522	518	501	4	0.77%	21	4.19%
Net gain on sales of loans	—	—	187	—	0.00%	(187)	(100.00)%
Net gain on sales of securities	277	—	227	277	0.00%	50	22.03%
Other income	452	556	290	(104)	(18.71)%	162	55.86%

Total non-interest income	3,239	2,976	2,969	263	8.84%	270	9.09%

Non-interest expense:
Salaries and benefits	8,075	8,109	7,430	(34)	(0.42)%	645	8.68%
Occupancy expenses	1,462	1,362	1,204	100	7.34%	258	21.43%
Marketing expenses	500	426	397	74	17.37%	103	25.94%
Data processing expenses	1,537	1,428	1,460	109	7.63%	77	5.27%
Professional fees	653	587	604	66	11.24%	49	8.11%
ESOP plan termination expense	—	—	4,482	—	0.00%	(4,482)	(100.00)%
Merger related expenses	598	—	3,994	598	0.00%	(3,396)	(85.03)%
FDIC insurance assessments	408	408	335	—	0.00%	73	21.79%
Tax credit funds	389	390	—	(1)	(0.26)%	389	0.00%
Other expenses	2,385	2,126	2,399	259	12.18%	(14)	(0.58)%

Total non-interest expense	16,007	14,836	22,305	1,171	7.89%	(6,298)	(28.24)%

Income before income taxes	5,459	6,361	(3,790)	(902)	(14.18)%	9,249	(244.04)%
Income tax expense	1,454	1,714	942	(260)	(15.17)%	512	54.35%

Net income	$4,005	$4,647	$(4,732)	$(642)	(13.82)%	$8,737	(184.64)%

Earnings per share:
Basic	$0.20	$0.24	$(0.28)	$(0.04)	(16.67)%	$0.48	(171.43)%
Diluted	$0.20	$0.23	$(0.28)	$(0.03)	(13.04)%	$0.48	(171.43)%
Weighted average shares outstanding:
Basic	19,718	19,653	17,191	65	0.33%	2,527	14.70%
Diluted	20,057	19,973	17,191	84	0.42%	2,866	16.67%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF NET INCOME (unaudited)

(Dollars in thousands, except per share amounts)

	Years Ended
	December 31, 2013	December 31, 2012	Dec. 2013 vs. Dec. 2012
			$ Change	% Change
Interest and dividend income:
Loans	$85,023	$60,401	$24,622	40.76%
Investments	9,168	10,544	(1,376)	(13.05)%
Other interest-earning assets	102	226	(124)	(54.87)%

Total interest and dividend income	94,293	71,171	23,122	32.49%

Interest expense:
Deposits	11,396	10,466	930	8.89%
Borrowings	4,007	4,526	(519)	(11.47)%

Total interest expense	15,403	14,992	411	2.74%

Net interest income before provision for loan losses	78,890	56,179	22,711	40.43%
Provision for loan losses	4,092	3,139	953	30.36%

Net interest income after provision for loan losses	74,798	53,040	21,758	41.02%

Non-interest income:
Fee income on depositors’ accounts	6,357	5,922	435	7.35%
Wealth management income	1,087	1,026	61	5.95%
Income from bank-owned life insurance	2,063	1,825	238	13.04%
Net gain on sales of loans	213	645	(432)	(66.98)%
Net gain on sales of securities	227	254	(27)	(10.63)%
Impairment charges on securities	—	(202)	202	(100.00)%
Other income	2,081	1,153	928	80.49%

Total non-interest income	12,028	10,623	1,405	13.23%

Non-interest expense:
Salaries and benefits	32,808	26,533	6,275	23.65%
Occupancy expenses	5,779	3,771	2,008	53.25%
Marketing expenses	2,157	1,654	503	30.41%
Data processing expenses	5,780	4,600	1,180	25.65%
Professional fees	2,567	1,886	681	36.11%
ESOP plan termination expense	—	4,482	(4,482)	(100.00)%
Merger related expenses	879	4,952	(4,073)	(82.25)%
Branch closing expenses	987	—	987	0.00%
FDIC insurance assessments	1,639	1,135	504	44.41%
Tax credit funds	1,319	243	1,076	442.80%
Other expenses	9,047	6,984	2,063	29.54%

Total non-interest expense	62,962	56,240	6,722	11.95%

Income before income taxes	23,864	7,423	16,441	221.49%
Income tax expense	6,462	3,795	2,667	70.28%

Net income	$17,402	$3,628	$13,774	379.66%

Earnings per share:
Basic	$0.88	$0.24	$0.64	266.67%
Diluted	$0.87	$0.24	$0.63	262.50%
Weighted average shares outstanding:
Basic	19,780	15,235	4,545	29.83%
Diluted	20,073	15,422	4,651	30.16%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Dec. 31 2013		Sep. 30 2013	Jun. 30 2013		Mar. 31 2013		Dec. 31 2012
Operating Results:
Net interest income (1)	$19,352		$19,346	$19,699		$20,493		$16,235
Loan loss provision	1,125		1,125	892		950		689
Non-interest income	3,239		2,976 (2)	3,015	(2)	2,798		2,969
Non-interest expense	16,007	(3)	14,836	16,269	(3)	15,850	(3)	22,305	(3)
Net income (loss)	4,005		4,647	4,049		4,701		(4,732)
Performance Ratios (annualized):
Return (loss) on average assets	0.65	% (4)	0.76%	0.67	% (4)	0.78	% (4)	(0.93)%
Return (loss) on average equity	5.27	% (4)	6.17%	5.32	% (4)	6.13	% (4)	(7.00)%
Net interest margin (1)	3.37%		3.40%	3.53%		3.70%		3.43%
Non-interest income to average total assets	0.52%		0.49%	0.50%		0.47%		0.58%
Non-interest expense to average total assets	2.58	% (5)	2.42%	2.70	% (5)	2.64	% (5)	4.37	% (5)
Efficiency ratio (6)	71.74	% (5)	66.46%	71.96	% (5)	68.22	% (5)	118.71	% (5)
Per Share Data:
Diluted earnings (loss) per share	$0.20		$0.23	$0.20		$0.23		$(0.28)
Book value per share	$15.31		$15.39	$15.28		$15.36		$15.24
Tangible book value per share (7)	$13.03		$13.09	$13.00		$13.16		$13.04
Market price at period end	$18.89		$16.17	$15.15		$15.20		$15.72
Risk Profile
Equity as a percentage of assets	12.20%		12.16%	12.27%		12.61%		12.79%
Tangible equity as a percentage of tangible assets (7)	10.58%		10.53%	10.62%		11.00%		11.15%
Net charge-offs to average loans outstanding (annualized)	0.29%		0.12%	0.11%		0.07%		0.30%
Non-performing assets as a percent of total assets	0.76%		0.59%	0.65%		0.64%		0.72%
Non-performing loans as a percent of total loans	0.87%		0.65%	0.75%		0.77%		0.81%
Allowance for loan losses as a percent of total loans (8)	0.71%		0.72%	0.70%		0.69%		0.67%
Allowance for loan losses as a percent of non-performing loans (9)	82.13%		111.04%	93.59%		89.41%		82.20%
Average Balances
Loans	$1,889,312		$1,882,898	$1,845,581		$1,830,620		$1,519,877
Securities	363,391		358,535	358,184		365,237		350,572
Total interest-earning assets	2,299,235		2,272,811	2,230,323		2,217,842		1,893,447
Total assets	2,479,580		2,452,663	2,407,811		2,397,027		2,043,983
Deposits	1,950,306		1,926,478	1,902,130		1,854,974		1,571,613
FHLBB advances	132,161		138,474	112,439		136,627		122,331
Stockholders’ equity	304,091		301,031	304,355		306,553		270,564
Average Yields/Rates (annualized)
Loans	4.39%		4.46%	4.61%		4.82%		4.65%
Securities	2.62%		2.48%	2.51%		2.53%		2.71%
Total interest-earning assets	4.02%		4.09%	4.22%		4.40%		4.25%
Savings accounts	0.32%		0.32%	0.37%		0.38%		0.44%
Money market/NOW accounts	0.34%		0.36%	0.38%		0.40%		0.42%
Certificates of deposit	1.15%		1.17%	1.12%		1.11%		1.35%
FHLBB advances	1.97%		2.02%	2.55%		2.32%		3.03%
Total interest-bearing liabilities	0.83%		0.86%	0.87%		0.88%		1.05%

(1)	Includes amortization of merger accounting adjustments totaling $660,000, $753,000, $1.3 million, $1.8 million and $633,000 for the quarters ended December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively.
(2)	Includes gains related to an investment in a venture capital fund, which is accounted for on a cost basis totaling $6,000 and $201,000 for the quarters ended September 30, 2013 and June 30, 2013, respectively.
(3)	Includes branch closing costs totaling $477,000 and $510,000 for the quarters ended June 30, 2013 and March 31, 2013, an ESOP plan termination expense of $4.5 million for the quarter ended December 31, 2012 and merger-related expenses totaling $598,000, $123,000, $158,000 and $4.0 million, respectively, for the quarters ended December 31, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively.
(4)	Exclusive of gains on sale of securities of $164,000 (after tax) for the quarter ended December 31, 2013, branch closing costs totaling $282,000 (after tax) and $302,000 (after tax) for the quarters ended June 30, 2013 and March 31, 2013, merger-related expenses totaling $449,000 (after tax), $117,000 (after tax) and $152,000 (after tax) for the quarters ended December 31, 2013, June 30, 2013 and March 31, 2013, respectively, the return on average assets would have been 0.69%, 0.74% and 0.86% and the return on average equity would have been 5.64%, 5.85% and 6.73%, respectively.
(5)	Excluding the branch closing costs totaling $477,000 and $510,000 for the quarters ended June 30, 2013 and March 31, 2013, respectively, ESOP plan termination expense of $4.5 million and FHLBB prepayment penalties of $207,000 for the quarter ended December 31, 2012 and merger-related expenses totaling $598,000, $123,000, $158,000 and $4.0 million for the quarters ended December 31, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively, non-interest expense to average total assets would have been 2.49%, 2.60%, 2.53% and 2.67% and the efficiency ratio would have been 69.08%, 69.31%, 65.34% and 72.50%, respectively.
(6)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(7)	Excludes the impact of goodwill and other intangible assets of $45.0 million at December 31, 2013, $45.2 million at September 30, 2013, $45.0 million at June 30, 2013, $44.0 million at March 31, 2013 and $44.4 million at December 31, 2012.
(8)	Excluding acquired loans of $523.9 million, $544.7 million, $583.6 million, $611.3 million and $659.6 million, and loans purchased from other financial institutions of $4.6 million, $4.7 million, $4.8 million, $4.9 million and $5.0 million at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively, allowance for loan losses as a percent of total loans, gross would have been 0.99%, 1.02%, 1.03%, 1.04% and 1.05% for the quarters ended December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively.
(9)	Excluding acquired non-performing loans of $7.4 million, $2.2 million, $3.4 million, $4.4 million and $7.0 million at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, allowance for loan losses as a percent of total non-performing loans would have been 149.85%, 135.26%, 123.58%, 129.78% and 157.72%, respectively.